EB3 Putnam Absolute Return 100 Fund attachment
10/31/09 Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		1
Class B		0
Class C		0

72DD2 (000s omitted)

Class M		0
Class R		0
Class Y		0

73A1

Class A		0.002000
Class B		0.001000
Class C		0.001000

73A2

Class M		0.002000
Class R		0.002000
Class Y		0.002000

74U1 (000s omitted)

Class A		5,593
Class B		188
Class C		1,991

74U2 (000s omitted)

Class M		83
Class R		1
Class Y		5,205

74V1

Class A		10.32
Class B		10.27
Class C		10.26

74V2

Class M		10.31
Class R		10.30
Class Y		10.34

Item 72U

The figure entered in response to this question is the amortization of offering costs expense for the period.

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.